                           OFFER TO PURCHASE FOR CASH

                          QUADRANGLE ASSOCIATES III LLC

   IS OFFERING TO PURCHASE UP TO 964 UNITS OF LIMITED PARTNERSHIP INTEREST IN

               WINTHROP CALIFORNIA INVESTORS LIMITED PARTNERSHIP,

                         A DELAWARE LIMITED PARTNERSHIP,

                           FOR $2,450 PER UNIT IN CASH


Our offer and your withdrawal rights will expire at 12:00 midnight, New York City time, on March 12, 2004, unless we extend the deadline.

Our offer is not subject to any minimum number of units being tendered.

We are an affiliate of your general partners and are making this offer with a view towards making a profit.

We will purchase up to 964 (27.54%) of the outstanding units of limited partnership interest in your partnership. If more units are tendered to us, we will accept units on a pro rata basis according to the number of units tendered by each person.

You will not pay any fees or commissions to us if you tender your units.

         SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS OFFER TO PURCHASE FOR A DESCRIPTION OF RISK FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

         o We are making our offer to make a return on our investment. Accordingly, in establishing our purchase price, we were motivated to set the lowest price for the units that might be acceptable to you consistent with our objectives. Such objectives and motivations may conflict with your interest in receiving the highest price for your units.

         o Our purchase price of $2,450 is not based on any third party appraisal or valuation. In addition, the purchase price was determined without any arms-length negotiations with your partnership. No independent person has given an opinion on the fairness of our offer, and no representation is made by us or the general partner of your partnership on the fairness of our offer.

         o If you tender your units you will be giving up future potential benefits from owning the units, including receiving any future distributions from your partnership.

         o You may receive more value by retaining your units until your partnership is liquidated rather than by tendering your units to us.

         o We are an affiliate of the general partners of your partnership. Accordingly, there are certain conflicts of interest for the general partners of your partnership.

         o If we acquire a substantial number of units, we will increase our influence on and may be able to direct, voting decisions by your partnership.

         To accept our offer, please execute the enclosed letter of transmittal and return it to us, together with any additional documents required, in the enclosed pre-addressed, postage paid envelope (see "Procedures for Tendering Units"). QUESTIONS AND REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE LETTER OF TRANSMITTAL SHOULD BE DIRECTED TO US AT (888) 448-5554.



FEBRUARY 12, 2004

                                TABLE OF CONTENTS


                                                                                             Page
                                                                                             ----
SUMMARY TERM SHEET...............................................................................1

INTRODUCTION.....................................................................................3

RISK FACTORS.....................................................................................4

THE TENDER OFFER.................................................................................5

        Section 1.   Terms of the Offer..........................................................5
        Section 2.   Proration; Acceptance for Payment and Payment for Units.....................5
        Section 3.   Procedures for Tendering Units..............................................6
        Section 4.   Withdrawal Rights...........................................................7
        Section 5.   Extension of Tender Period; Termination; Amendment..........................7
        Section 6.   Certain Federal Income Tax Consequences.....................................8
        Section 7.   Effects of the Offer.......................................................10
        Section 8.   Future Plans...............................................................10
        Section 9.   Certain Information Concerning Your Partnership............................10
        Section 10.  Conflicts of Interest and Transactions with Affiliates.....................12
        Section 11.  Certain Information Concerning the Purchaser...............................12
        Section 12.  Source of Funds............................................................13
        Section 13.  Background of the Offer....................................................13
        Section 14.  Conditions of the Offer....................................................14
        Section 15.  Certain Legal Matters......................................................15
        Section 16.  Fees and Expenses..........................................................15
        Section 17.  Miscellaneous..............................................................15

        Schedule 1   Information With Respect to the Executive Officers and
                     Directors of WIN Manager Corp.














                                      (i)

                               SUMMARY TERM SHEET

         Quadrangle Associates III LLC, referred to in this Offer to Purchase as the "Purchaser," ""we" or "us," is offering to purchase up to 964 units of limited partnership interest in Winthrop California Investors Limited Partnership, referred to in this Offer to Purchase as "the Partnership" or "your partnership", for $2,450 per unit in cash. The following are some questions you, as a limited partner of the Partnership, may have and answers to those questions. We urge you to read the remainder of this Offer to Purchase and the accompanying letter of transmittal carefully, because the information in this summary is not complete and the remainder of this Offer to Purchase and the letter of transmittal contain additional important information.

WHO IS OFFERING TO BUY MY UNITS?

         Quadrangle Associates III LLC is offering to purchase your units. We are a Delaware limited liability company that is an affiliate of the general partners of the Partnership. See Section 11 of this Offer to Purchase for additional information about us.

HOW MANY UNITS ARE YOU SEEKING IN THIS OFFER?

         We are offering to purchase up to 964 units of limited partnership interest in the Partnership. See Section 1 of this Offer to Purchase for the specific terms of our offer.

WHAT HAPPENS IF LIMITED PARTNERS TENDER MORE THAN YOU ARE WILLING TO BUY?

         If limited partners validly tender more than 964 units, we will accept 964 units for payment on a pro-rata basis (which may be adjusted to avoid purchases of fractional units) based upon the number of units validly tendered and not withdrawn by the expiration date by each limited partner. If we prorate, the units which are not accepted for purchase will be retained by you. For more information regarding proration, see Section 1 of this Offer to Purchase.

IF YOU PRORATE, WHEN WILL I KNOW HOW MANY UNITS WILL ACTUALLY BE ACCEPTED FOR TENDER AND PAYMENT?

         If proration of tendered units is required, you will be notified at such time as payment is made for the accepted units tendered by you.

HOW MUCH ARE YOU OFFERING TO PAY, WHAT IS THE FORM OF PAYMENT AND WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

         We are offering to pay $2,450 per unit, net to you, in cash (subject to applicable withholding of United States federal, state and local taxes), less the per unit amount of distributions, if any, declared and payable by the Partnership to limited partners from and after the date of this offer until the expiration of the offer. We do not believe that you will incur any costs in connection with the tender of your units except to the extent that you hold your units in an IRA or brokerage account, in which case you may be required to pay the costs charged by your broker, if any.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

         If 964 units are purchased, our capital commitment will be $2,361,800 to purchase the units tendered. We have adequate funds available to us to pay tendering limited partners for units tendered, and our offer is not conditioned on our obtaining any financing.

WHY ARE YOU MAKING THIS OFFER?

         We are making the offer primarily for investment purposes and with a view to making a profit.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

         You will have at least until 12:00 midnight, New York City time on March 12, 2004 to decide whether to tender your units in the offer.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

         Yes. We may extend the offer, in our discretion. If we extend the offer, we will inform your partnership of that fact and will make a public announcement of the extension, by not later than 9:00 a.m., New York City time, on the business day after the day on which the offer was scheduled to expire. See Section 5 of this Offer to Purchase for information relating to an extension of the offer.

WHAT ARE THE MOST IMPORTANT CONDITIONS TO THE OFFER?

         There are no conditions to the offer based on minimum units tendered, the availability of financing or otherwise determined by the success of the offer. However, we may not be obligated to purchase any units in the event certain conditions occur, such as legal or government actions which would prohibit the purchase. See Section 14 of this Offer to Purchase for more information pertaining to conditions to the offer.

HOW DO I TENDER MY UNITS?

         To tender units, you must deliver a properly completed letter of transmittal, or facsimile thereof, and any other documents required, to us not later than the time the offer expires. See Section 3 of this Offer to Purchase for more information pertaining to the procedure for tendering units.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED UNITS?

         You can withdraw units at any time until the offer has expired and, under certain limited circumstances, after expiration of the offer. See Section 4 of this Offer to Purchase for more information on your withdrawal rights.

HOW DO I WITHDRAW PREVIOUSLY TENDERED UNITS?

         To withdraw units, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to us while you still have the right to withdraw the units. See Section 4 of this Offer to Purchase for more information on your withdrawal rights.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY UNITS?

         If you decide not to tender your units, you will still own the same number of units in the Partnership. However, our purchase of units may enable us to significantly influence votes of limited partners of the Partnership in the future. See Section 7 of this Offer to Purchase for additional information.

DO I HAVE APPRAISAL OR DISSENTER'S RIGHTS?

         There are no appraisal or dissenters' rights available in connection with the offer.

WHAT DO THE PARTNERSHIP'S GENERAL PARTNERS THINK OF THIS OFFER?

         The general partners of the Partnership are affiliates of ours. Accordingly, the general partners of the Partnership are making no recommendation and remaining neutral in connection with our Offer.

         The Partnership will be preparing a Solicitation and Recommendation Statement containing additional information regarding its determination and recommendation. The Solicitation and Recommendation Statement will be sent to limited partners no later than five days after the date of this offer.

WHAT ARE THE TAX CONSEQUENCES OF TENDERING UNITS IN THE OFFER?

         If your units are accepted for payment pursuant to the offer, you generally will recognize gain or loss measured by the difference between the cash you receive and your adjusted tax basis in the units that you tender. See
Section 6 of this Offer to Purchase for further information. We recommend that you consult with your tax advisor.

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

         You may call us toll free at (888) 448-5554.


                                  INTRODUCTION
                                  ------------

         We are offering to purchase up to 964 units, representing approximately 27.54% of the outstanding units of limited partnership interest in your partnership, for the purchase price of $2,450 per unit, net to the seller in cash, without interest, less any distributions paid after the date hereof and prior to the expiration date. We are affiliated with your general partners and our offer is made upon the terms and subject to the conditions set forth in this Offer to Purchase and in the accompanying letter of transmittal.

         Our offer will expire at 12:00 midnight, New York City time, on March 12, 2004, unless we have extended the period of time during which the offer is open. If you desire to accept our offer, you must complete and sign the letter of transmittal in accordance with the instructions and mail the letter of transmittal and any other required documents to us in the manner set forth in the letter of transmittal enclosed herewith. See Section 3 of this Offer to Purchase for additional information. You may withdraw your tender of units to us at any time prior to the expiration date of our offer.

         Our affiliates currently beneficially own 1,048.83 units representing approximately 29.97% of the outstanding units. None of the units owned by our affiliates will be tendered in the offer.

         THE OFFER IS NOT CONDITIONED UPON THE RECEIPT OF FINANCING OR ANY MINIMUM NUMBER OF UNITS BEING TENDERED. OUR OBLIGATION TO ACCEPT, AND PAY FOR, UNITS VALIDLY TENDERED PURSUANT TO THE OFFER IS CONDITIONED UPON SATISFACTION OF THE CONDITIONS SET FORTH IN SECTION 14 OF THIS OFFER TO PURCHASE.

         THE GENERAL PARTNERS OF THE PARTNERSHIP ARE OUR AFFILIATES AND HAVE ADVISED US THAT, AS SUCH, ARE REMAINING NEUTRAL AND TAKING NO POSITION AS TO WHETHER LIMITED PARTNERS SHOULD TENDER THEIR UNITS IN THE OFFER. THE PARTNERSHIP WILL BE FILING A SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WITH THE SECURITIES AND EXCHANGE COMMISSION AND MAILING THE 14D-9 TO LIMITED PARTNERS AS PROMPTLY AS REASONABLY PRACTICABLE AFTER THE DATE OF THIS OFFER BUT IN NO EVENT LATER THAN FIVE BUSINESS DAYS THEREAFTER. WE URGE YOU TO READ THE
SCHEDULE 14D-9.

         Section 6 of this Offer to Purchase describes certain United States federal income tax consequences of a sale of units under the offer.

         THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT YOU SHOULD READ CAREFULLY BEFORE YOU MAKE ANY DECISION REGARDING THE OFFER.

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT, THE LETTER OF TRANSMITTAL AND OTHER DOCUMENTS THAT WE HAVE REFERRED YOU TO. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT.

                                  RISK FACTORS
                                  ------------

         Before deciding whether or not to tender any of your units, you should consider carefully the following risks and disadvantages of the offer:

OFFER PRICE MAY NOT REPRESENT FAIR MARKET VALUE

         There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. Our offer price may not reflect the price that you could receive in the open market for your units which could be higher than our offer price. However, according to information provided by your general partners, between January 1, 2003 and December 31, 2003, the only sales of units that occurred were 6.83 units acquired by our affiliates for an average price of $500 per unit, which is $1,950 less than our purchase price.

OUR ESTIMATE OF NET ASSET VALUE MAY NOT PROPERLY REFLECT CURRENT MARKET VALUE

         We have estimated that the net asset value of your partnership as of September 30, 2003 is $2,430 per unit. Our estimate may not reflect the current market value of your partnership's assets. However, you should note that your interest in the Partnership and the Partnership's assets are illiquid in nature which makes the sale of such interests difficult. See Section 13 of this Offer to Purchase for additional information on our determination of the value of the units.

LOSS OF FUTURE BENEFITS FROM YOUR OWNERSHIP OF UNITS

         If you tender your units in response to our offer you will transfer to us all right, title and interest in and to all of the units we accept, including the right to participate in any future potential benefits represented by the ownership of the units. Accordingly, you will not receive any future potential benefits from units you sell to us, such as future distributions by your partnership and the potential for appreciation in the value of the units you sell to us. However, due to the nature of your interest in the Partnership and the Partnership's assets, opportunities to liquidate your units or the Partnership to sell its assets is severely limited.

POSSIBLE INCREASE IN CONTROL OF YOUR PARTNERSHIP BY US

         Our affiliates currently beneficially own approximately 29.97% of the outstanding units. The more units we acquire, the more we are able to influence limited partner voting decisions of your partnership, including decisions on the removal of your general partners, amendment of the partnership agreement, the sale of substantially all of your partnership's assets and the liquidation of your partnership. If we were to acquire at least 452 units in our offer, together with our affiliates we would hold a majority of your partnership's limited partnership interests and, therefore, have the right to effect most matters on which limited partners are entitled to vote.

ALTERNATIVES TO SELLING US YOUR UNITS

         The original anticipated holding period of your partnership's assets was through December 31, 1995. However, your partnership is not required to be dissolved until December 31, 2035. Instead of selling us your units you and other limited partners in your partnership could propose alternative actions such as liquidating your partnership.

CONFLICTS OF INTEREST

         Since our affiliates receive fees for managing and administering your partnership and its assets, a conflict of interest exists for your general partners between continuing the partnership and receiving such fees, and liquidating the partnership.

SALE OF YOUR UNITS WILL BE A TAXABLE TRANSACTION

         A sale of units to us will be a taxable sale. We have estimated that if you acquired your units in your partnership's original offering, you will recognize a capital loss of between ($3,711) and ($16,963) per unit depending on your date of admission and method of payments for your units. Your after-tax benefit (or cost) from a sale will be based on a number of factors including your tax basis in the units sold, whether you sell all of your units and whether (assuming you sell at a loss) you have capital gains against which to offset your capital loss. We recommend that you consult with your tax advisor prior to tendering your units to determine your particular tax situation.

HOLDING UNITS MAY RESULT IN GREATER FUTURE VALUE

         You might receive more value if you retain your units until your partnership is liquidated.

CONTINUATION OF THE PARTNERSHIP

         Your partnership will continue to be operated as it has in the past. Accordingly, there may be no way to liquidate your investment in the partnership in the future until the assets are sold and the partnership is liquidated. As such, you will continue to receive K-1s until such time as the Partnership is liquidated or you sell your interest in the Partnership.


                                THE TENDER OFFER

         SECTION 1. TERMS OF THE OFFER. Upon the terms of the offer, we will accept (and thereby purchase) up to 964 units that are validly tendered on or prior to the expiration date and not withdrawn in accordance with the procedures set forth in Section 4 of this Offer to Purchase. For purposes of this offer, the term "expiration date" shall mean 12:00 Midnight, New York City time, on March 12, 2004, unless we have extended the period of time during which the offer is open, in which case the term "expiration date" shall mean the latest time and date on which the offer, as extended by us, shall expire. See Section 5 of this Offer to Purchase for a description of our right to extend the period of time during which the offer is open and to amend or terminate our offer.

         Our offer is subject to satisfaction of certain conditions. THE OFFER IS NOT CONDITIONED UPON ANY MINIMUM AMOUNT OF UNITS BEING TENDERED OR OUR OBTAINING FINANCING. See Section 14, which sets forth in full the conditions of the offer. We reserve the right (but in no event shall we be obligated), in our sole discretion, to waive any or all of those conditions. If, on or prior to the expiration date, any or all of such conditions have not been satisfied or waived, we may (i) decline to purchase any of the units tendered, terminate the offer and return all tendered units to tendering limited partners, (ii) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), purchase all units validly tendered, (iii) extend the offer and, subject to the withdrawal rights of limited partners, retain the units that have been tendered during the period or periods for which the offer is extended, or (iv) amend the offer.

         SECTION 2. PRORATION; ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS. If the number of units validly tendered on or before the expiration date (and not properly withdrawn) is 964 or less, we will accept for payment, subject to the terms and conditions of the offer, all units so tendered. If more than 964 units are validly tendered on or prior to the expiration date (and not properly withdrawn), we will accept for payment an aggregate of 964 units so tendered on a pro rata basis according to the number of units validly tendered by each limited partner (with appropriate adjustments to avoid purchases of fractional units, if we so elect).

         We will pay for up to the maximum number of units validly tendered and not withdrawn in accordance with Section 4, as promptly as practicable following the expiration date. In all cases, the payments for units purchased pursuant to the offer will be made only after timely receipt by us of a properly completed and duly executed letter of transmittal (or a facsimile thereof), and any other documents required pursuant to the terms hereof or by the letter of transmittal. See Section 3 of this Offer to Purchase for additional information.

         For purposes of the offer, we will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units when, as and if we give verbal or written notice to your general partners of our acceptance of those units for payment pursuant to the offer. Upon the terms and subject to the conditions of the offer, payment for units tendered and accepted for payment pursuant to the offer will in all cases be made by us directly to the holder of record of the applicable units. Under no circumstances will interest be paid on the offer price by reason of any delay in making such payment.

         If any tendered units are not purchased for any reason, the letter of transmittal with respect to such units will be destroyed by us and we will return any certificates representing such units. If, for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or we are unable to accept for payment, purchase or pay for units tendered pursuant to the offer, then, without prejudice to our rights under
Section 14 of this Offer to Purchase, we may retain tendered units and those units may not be withdrawn except to the extent that the tendering limited partners are entitled to withdrawal rights as described in Section 4 of this Offer to Purchase; subject, however, to our obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay limited partners the offer price in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

         SECTION 3. PROCEDURES FOR TENDERING UNITS.

         VALID TENDER. In order for you to participate in our offer, your units must be validly tendered and not withdrawn on or prior to the expiration date. To validly tender your units, a properly completed and duly executed letter of transmittal and any other documents required by the letter of transmittal must be received by us, at our address set forth on the back cover of this Offer to Purchase, on or prior to the expiration date. You must tender all of the units owned by you in order for the tender to be valid. No alternative, conditional or contingent tenders will be accepted.

         SIGNATURE REQUIREMENTS. If the letter of transmittal is signed by the registered holder of a unit, then no notarization or signature guarantee is required on the letter of transmittal. Similarly, if a unit is tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no notarization or signature guarantee is required on the letter of transmittal. HOWEVER, IN ALL OTHER CASES, ALL SIGNATURES ON THE LETTER OF TRANSMITTAL MUST EITHER BE NOTARIZED OR GUARANTEED BY AN ELIGIBLE INSTITUTION.

         IN ORDER FOR YOU TO TAKE PART IN THE OFFER, YOUR UNITS MUST BE VALIDLY TENDERED AND NOT WITHDRAWN ON OR PRIOR TO THE EXPIRATION DATE.

         The method of delivery of the letter of transmittal and all other required documents is at your option and risk of delivery will be deemed made only when actually received by us.

         BACKUP U.S. FEDERAL INCOME TAX WITHHOLDING. If you tender your units and you are not a corporation or foreign individual, you may be subject to 28% backup federal income tax withholding unless you provide us with your correct taxpayer identification number ("TIN"). To avoid this backup withholding, you should complete and sign the Substitute Form W-9 included in the letter of transmittal. If you tender your units and do not complete the Substitute Form W-9, we will be required to withhold 28% (and if you fail to provide your TIN, an additional $50 or such other amount as may be imposed by law) from the purchase price payment made to you. See the instructions to the letter of transmittal and Section 6 of this Offer to Purchase.

         FIRPTA WITHHOLDING. To prevent the withholding of federal income tax in an amount equal to 10% of the sum of the purchase price paid to you plus the amount of your partnership's liabilities allocable to your units sold, you must complete the FIRPTA Affidavit included in the letter of transmittal certifying your taxpayer identification number and address and that you are not a foreign person. See the instructions to the letter of transmittal and Section 6 of this Offer to Purchase.

         OTHER REQUIREMENTS. By executing the letter of transmittal, you are irrevocably appointing us and our designees, in the manner set forth in the letter of transmittal, each with full power of substitution, to the full extent of your rights with respect to the units tendered by you and accepted for payment and purchased by us. Such appointment will be effective when, and only to the extent that, we accept the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to the units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). We and our designees will, as to those units, be empowered to exercise all of your voting and other rights as a limited partner as we in our sole discretion may deem proper at any meeting of limited partners, by written consent or otherwise. We reserve the right to require that, in order for units to be deemed validly tendered, immediately upon our acceptance for payment for the units, we must be able to exercise full voting rights with respect to the units, including voting at any meeting of limited partners then scheduled. In addition, by executing the letter of transmittal, you also assign to us all of your rights to receive distributions from the partnership with respect to units which we have accepted for payment and purchased pursuant to the offer.

         DETERMINATION OF VALIDITY; REJECTION OF UNITS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to our offer will be determined by us, in our sole discretion, which determination shall be final and binding. We reserve the absolute right to reject any or all tenders of any particular unit determined by us not to be in proper form or if the acceptance of, or payment for, that unit may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defect or irregularity in any tender with respect to any particular unit of any particular limited partner, and our interpretation of the terms and conditions of the offer (including the letter of transmittal and the instructions thereto) will be final and binding. Neither us nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any unit or will incur any liability for failure to give any such notification.

         BINDING AGREEMENT. A tender of a unit pursuant to any of the procedures described above and the acceptance for payment of such unit will constitute a binding agreement between the tendering unitholder and us on the terms set forth in this offer and the related letter of transmittal.

         SECTION 4. WITHDRAWAL RIGHTS. You may withdraw tendered units at any time prior to the expiration date and after the 60th day following the date of this Offer to Purchase, if the units have not been previously accepted for payment.

         For a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by us at the address set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and must be signed by the person(s) who signed the letter of transmittal in the same manner as the letter of transmittal was signed.

         If purchase of, or payment for, a unit is delayed for any reason, or if we are unable to purchase or pay for a unit for any reason, then, without prejudice to our rights under the offer, we may retain tendered units and such units may not be withdrawn except to the extent that a tendering limited partner is entitled to withdrawal rights as set forth in this Section 4; subject, however, to our obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer price in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

         Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of our offer. However, withdrawn units may be re-tendered by following any of the procedures described in Section 3 at any time prior to the expiration date.

         SECTION 5. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT. We expressly reserve the right, in our sole discretion, at any time and from time to time (i) to extend the period of time during which our offer is open and thereby delay acceptance for payment of, and the payment for, any unit, (ii) upon the occurrence of any of the conditions specified in Section 14 of this Offer to Purchase, to delay the acceptance for payment of, or payment for, any units not already accepted for payment or paid for and (iii) to amend our offer in any respect (including, without limitation, by increasing the consideration offered, increasing or decreasing the number of units being sought, or both). Notice of an amendment will promptly be disseminated to you in a manner reasonably designed to inform you of the change in compliance with Rule 14d-4(c) under the Exchange Act. An extension of the offer will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., New York City time, on the next business day after the scheduled expiration date of our offer, in accordance with Rule 14e-1(d) under the Exchange Act.

         If we extend the offer, or if we delay payment for a unit (whether before or after its acceptance for payment) or are unable to pay for units pursuant to our offer for any reason, then, without prejudice to our rights under the offer, we may retain tendered units and those units may not be withdrawn except to the extent tendering limited partners are entitled to withdrawal rights as described in Section 4; subject, however, to our obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer price in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

         If we make a material change in the information concerning the offer or if we waive a material condition to our offer, we will extend the offer and disseminate additional tender offer materials to the extent required by Rules 14d-4(d) and 14d-6(d) under the Exchange Act. The minimum period during which an offer must remain open following any material change in the information concerning the offer will depend upon the facts and circumstances, including the relative materiality of the change in information. In the Commission's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to securityholders, and if material changes are made with respect to information that approaches the significance of price or the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination to securityholders and for investor response. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

         SECTION 6. CERTAIN FEDERAL INCOME TAX MATTERS. The following summary is a general discussion of certain federal income tax considerations that should be relevant to you in connection with a sale of units in our offer. This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), applicable Treasury regulations thereunder, administrative rulings, practice and procedures and judicial authority, all as of the date of our offer. All of the foregoing are subject to change, and any such change could affect the continuing accuracy of this summary. This summary does not discuss all aspects of federal income taxation that may be relevant to you in light of your specific circumstances or to certain types of investors subject to special tax rules (for example, dealers in securities, banks, insurance companies and foreign and tax-exempt investors), nor does it discuss any aspect of state, local, foreign or other tax laws. Sales of units pursuant to our offer will be taxable transactions for federal income tax purposes, and may also be taxable transactions under applicable state, local, foreign and other tax laws. Your resulting tax consequences will depend, in part, on your personal tax situation. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES, INCLUDING STATE AND LOCAL TAX CONSEQUENCES, TO YOU OF SELLING UNITS IN OUR OFFER.

         You will recognize gain or loss on a sale of units in our offer equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the units sold. The amount of your adjusted tax basis will vary depending upon your particular circumstances, but generally will equal your cash investment in your units, increased by your share of your partnership's income and gain and decreased by your share of your partnership's losses and distributions. The "amount realized" with respect to a unit sold will be a sum equal to the amount of cash received by you for the unit plus the amount of your partnership's liabilities that are allocable to the unit.

         You will be allocated a share of your partnership's taxable income or loss with respect to the units sold by you in accordance with the provisions of your partnership's limited partnership agreement concerning transfers of units. Such allocations and any cash distributed by your partnership to you or for your benefit will affect your adjusted tax basis in your units and, therefore, your taxable gain or loss upon a sale of units in our offer. In this regard, if you tender your units, you will be allocated a pro rata share of taxable income with respect to your units sold in our offer through the effective date of such sale, but we will receive (or reduce the purchase price for) all future distributions made with respect to your units.

         Based on the results of your partnership's operations through December 31, 2002, and without giving effect to your partnership's operations, transactions or distributions after that date, we estimate that, depending on your date of admission into your partnership, if you sell your units in our offer and you purchased your units in your partnership's original offering, you will realize a tax loss for federal income tax purposes of (i) if you paid the entire purchase price for your units at the time of your subscription, between ($3,711) per unit for units acquired in August 1985 and ($16,963) per unit for units acquired in December 1986 or (ii) if you paid the purchase price for your units in installments, between ($5,219) per unit for units acquired in August 1985 and ($16,384) per unit for units acquired in December 1986. Your tax loss on a sale of your units would be a passive activity loss which, together with your unused passive activity losses (if any) from your partnership could be deducted by you in the year of sale free of the passive activity loss limitation (but subject to any other applicable limitations) if you sell all of your units in our offer.

         Your gain or loss on a sale of a unit in our offer generally will be treated as a capital gain or loss if you held the unit as a capital asset. (However, the portion of your gain, if any, attributable to inventory or any other non-capital assets held by your partnership would be taxable as ordinary income.) Your capital gain or loss will be treated as long-term capital gain or loss assuming your holding period for the unit exceeds 12 months. Under current law, capital gains and losses of individuals and non-corporate taxpayers are taxed under tax rules different from the rules applicable to corporations. Long-term capital gains of individuals and other non-corporate taxpayers are taxed at a maximum federal income tax rate of 15%; however, their gain attributable to straight-line depreciation deductions is taxed at a federal income tax rate of 25%. The current maximum federal income tax rate for other income of such persons is 35%. Capital losses are deductible only to the extent of capital gains, except that non-corporate taxpayers may deduct up to $3,000 of capital losses in excess of the amount of their capital gains against their ordinary income. An individual's long-term capital losses in excess of his long-term capital gains can offset his short-term capital gains on which he would otherwise be subject to tax at the same federal income tax rates as his ordinary income. Excess capital losses generally can be carried forward to succeeding years (a corporation's carryforward period is five years and a non-corporate taxpayer can carry forward such losses indefinitely); in addition, corporations, but not non-corporate taxpayers, are allowed to carry back excess capital losses to the three preceding taxable years.

         Under special tax rules applicable to "passive activity losses," if you are a non-corporate taxpayer or closely held corporation, you generally cannot use your losses from your partnership's passive activities to offset your non-passive activity income. As a result, you may have suspended passive activity losses from your partnership. We estimate that, if you purchased your units in your partnership's original offering, you may have unused passive activity losses from your partnership of (i) $32,317 per unit if you paid the purchase price for your units at the time of your subscription, or (ii) if you paid the purchase price for your units in installments, between $35,923 per unit for units acquired in August 1985 and $34,380 per unit for units acquired in December 1986. Such losses, together with any loss realized by you on the sale of your units in our offer, could be deducted by you in the year of sale free of the passive activity loss limitation (but subject to any other applicable limitations) if you sell all of your units in our offer, or, if you do not, could be deducted by you to the extent of your passive activity income from your partnership and other sources.

         In order to avoid liability for federal estimated tax penalties, an individual generally is required to make quarterly estimated tax payments on account of his annual tax liability. Penalties generally may be avoided by the individual's paying at least 90% of his taxes due for the current year or 110% of his prior year's tax. A limited partner who elects to pay estimated taxes for 2004 equal to 110% of his tax liability for 2003 would be able to defer payment of taxes associated with a sale of his units until April, 2005, whereas a limited partner who elects to pay estimated taxes for 2004 equal to 90% of his estimated tax liability for 2004 would have to make quarterly estimated tax payments on account of his tax liability on a sale of his units beginning in 2004.

         In addition to federal income tax, you may be subject to state and local taxes on your gain (if any) on a sale of your units. You should consult with your own professional tax advisors concerning the state and local tax consequences of a sale of your units.

         Information Reporting, Backup Withholding and FIRPTA. If you sell your units, you must report the sale by filing a statement with your federal income tax return for the year of sale. To prevent the possible application of back-up federal income tax withholding of 28% with respect to the payment of the purchase price, you will have to provide us with your correct taxpayer identification number. See the instructions to the letter of transmittal.

         If you are a foreign person (as defined in the Code), your gain, if any, on the sale of your units in our offer will be subject to federal income tax under the Foreign Investment in Real Property Tax Act, and we will be required to deduct and withhold 10% of the amount realized by you on the sale. Amounts withheld would be creditable against your federal income tax liability and, if in excess thereof, you could obtain a refund from the Internal Revenue Service by filing a U.S. federal income tax return. See the instructions to the letter of transmittal.

         SECTION 7. EFFECTS OF THE OFFER.

         LIMITATIONS ON RESALES. Under the partnership agreement, transfers of units which in the opinion of counsel to your partnership would cause a termination of your partnership for federal income tax purposes (which termination may occur when 50% or more of the units are transferred in a twelve-month period) are not permitted. We are only seeking to acquire approximately 27.54% of the outstanding units. Accordingly, based on historical transfers, it is not expected that our offer will limit sales of units on the secondary market for the twelve-month period following completion of our offer. However, it is our understanding that the partnership will not process any requests for transfers of units during such twelve-month period which the general partners of your partnership believe may cause a tax termination. In determining the number of units subject to our offer, we took this restriction into account so as to permit historical levels of transfers to occur after consummation of our offer without violating this restriction.

         EFFECT ON TRADING MARKET. There is no established public trading market for the units and, therefore, a reduction in the number of limited partners should not materially further restrict your ability to find purchasers for your units through secondary market transactions.

         INFLUENCE ON LIMITED PARTNER VOTING DECISIONS BY US AND OUR AFFILIATES. We will have the right to vote each unit that we purchase in the offer. Our affiliates currently own approximately 29.97% of the units. Depending on the number of units that we purchase in the offer, we and our affiliates could be in a position to control the outcome of voting decisions with respect to your partnership. Accordingly, we and our affiliates could (i) prevent non-tendering limited partners from taking action they desire but that we and our affiliates oppose and (ii) take action desired by us and our affiliates but opposed by non-tendering limited partners. Under the partnership agreement, limited partners holding a majority of the units are entitled to take action with respect to a variety of matters, including: removing your general partners; dissolving your partnership; selling all or substantially all of your partnership's assets; effecting material changes in the investment objectives and policies of your partnership; and causing most types of amendments to the partnership agreement. When voting on matters, we and our affiliates will vote units owned and acquired by us, in our interest, which, because of our affiliation with your general partners, may also be in the interest of your general partners.

         The units are registered under the Exchange Act, which means, among other things, that your partnership is required to furnish certain information to its limited partners and to the Commission and comply with the Commission's proxy rules in connection with meetings of, and solicitation of consents from, limited partners. In addition to considering the historical trading levels, we are limiting our offer to a number of units such that our purchase of units pursuant to the offer will not result in the units becoming eligible for deregistration under Section 12(g) of the Exchange Act.

         SECTION 8. FUTURE PLANS. We are seeking to acquire units primarily for investment purposes and with a view to making a profit. Following the completion of our offer, we and/or persons related to or affiliated with us may acquire additional units. Any such acquisition may be made through private purchases, through one or more future tender offers or by any other means deemed advisable. Any such acquisition may be at a price higher or lower than the price to be paid for the units in our offer, and may be for cash or other consideration. We also may consider disposing of some or all of the units in our offer to persons not yet determined, which may include our affiliates. There can be no assurance, however, that we will initiate or complete any subsequent transaction during any specific time period following the expiration date or at all.

         SECTION 9. CERTAIN INFORMATION CONCERNING YOUR PARTNERSHIP. Your partnership was originally organized on January 24, 1985 as a Maryland limited partnership. On October 16, 1985, your partnership was reorganized under the laws of the State of Delaware. Its principal executive offices are located at 7 Bulfinch Place, Suite 500, Boston, Massachusetts 02114. Its telephone number is
(617) 570-4600. Your partnership was formed for the purpose of acquiring its interests in the Development Partnership and the Operating Partnership (as defined below).

         YOUR PARTNERSHIP'S CURRENT INVESTMENTS. Your partnership was originally organized for the purpose of owning (i) a general partnership interest in, and serving as a general partner of, Crow Winthrop Operating Partnership, a Maryland general partnership (the "Operating Partnership"), and (ii) a limited partnership interest in the Development Partnership (the "Development Partnership"). Your partnership subsequently acquired in March

1992 a 99% limited partnership interest in Winthrop California Management Limited Partnership, a Maryland limited partnership ("WC Management"). The Operating Partnership was originally organized to acquire, own and operate an approximately 1.6 million square foot office facility known as the Fluor Corporation World Headquarters Facility in Irvine (Orange County), California (the "Headquarters Facility").

         The Headquarters Facility was sold in September 2002 and all of the proceeds from such sale were distributed and the Operating Partnership was dissolved. In addition, WC Management's sole purpose was to manage the Headquarters Facility. Accordingly, it is expected that WC Management will be dissolved in 2004. As a result, the sole remaining asset of the Partnership, other than cash reserves, is its interest in the Development Partnership.

         The Development Partnership owns approximately 90 acres of land surrounding the Headquarters Facility. To date, the Development Partnership has developed and operates a 146,000 square foot office building and two parking structures. The Development Partnership has also formed subsidiaries for the purpose of developing residential units and a luxury hotel.

         Your partnership and Crow Irvine #1, the general partner of the Development Partnership ("Crow Irvine"), had various disputes involving the Development Partnership that resulted in a number of lawsuits between the parties. On October 3, 2003, your partnership, entered into a settlement agreement (the "Settlement Agreement") with Crow Irvine pursuant to which certain of the disputes between the parties were settled. As more fully described in the Partnership's Annual Report on Form 10-KSB for the year ended December 31, 2002, the Settlement Agreement provided for an amendment to the Limited Partnership Agreement and Certificate of Amendment of the Development Partnership to provide, among other things, that your partnership is entitled to receive a preference payment of $22,000,000 arising from any "Capital Transaction," as defined, that occurs during the next two years. If a Capital Transaction does not occur in the next two years, in addition to the preference payment, your partnership will then be entitled to receive interest of 6.0% per annum on the preference payment. If a Capital Transaction does not occur after three more years, your partnership will become the general partner of the Development Partnership and Crow Irvine will become the limited partner of the Development Partnership. If, however, your partnership receives the preference payment and, if applicable, any accrued interest, your partnership has agreed to surrender its interest in the Development Partnership to Crow Irvine.

         SELECTED FINANCIAL DATA. The following is a summary of certain financial data for the Partnership based on audited financial statements of the Partnership for the years ended December 31, 2002 and 2001 and the unaudited financial statements for the nine months ended September 30, 2003 and 2002. All figures are in thousands.


                                                    YEAR ENDED DECEMBER 31           NINE MONTHS ENDED SEPTEMBER 30,
                                                        2002            2001                2003                2002
                                                        ----            ----                ----                ----
Total Income                                       $      18       $     109         $       101           $       5
Total Expenses                                         1,149           1,185                 882                 815
Loss from continuing operations before
   equity in income (loss) of
   Development Partnership                            (1,131)         (1,706)               (781)               (810)
Equity in income (loss) of Development
   Partnership                                         1,703          (1,540)               (496)               (374)
Income (loss) from continuing operations                 572          (3,246)             (1,277)             (1,184)
Income from discontinued operations                    7,063           1,291                 539               7,106
Net income (loss)                                      7,635          (1,955)               (738)              5,922
Cash and cash equivalents, end of year                 3,375             852               3,076               1,761


         In addition to the foregoing, at December 31, 2002, the Partnership had total assets of $17,530,000, total liabilities of $261,000 and partners capital of $17,267,000.

         AVAILABLE INFORMATION. The Partnership is subject to the information requirements of the Exchange Act and, in accordance therewith, is required to file reports relating to its business, financial condition and other matters. Additional financial and other information concerning your partnership is contained in such reports. Such reports and other documents may be examined and copies may be obtained from the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C 20549. Copies should be available by mail upon payment of the Commission's customary charges by writing to the Commission's principal offices at 450 Fifth Street, N.W., Washington, D.C. 20549. The materials may also be reviewed through the Commission's Web site (http://www.sec.gov).

         Except as otherwise stated herein, the information concerning your partnership has been taken from or based on publicly available documents on file with the Commission and other publicly available information. Although we do not have any knowledge that any such information is untrue, we do not take any responsibility for the accuracy or completeness of that information or for any failure by the Partnership to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to us.

         SECTION 10. CONFLICTS OF INTEREST AND TRANSACTIONS WITH AFFILIATES. Your general partners have certain conflicts of interest with respect to the offer as set forth below.

         VOTING BY US AND OUR AFFILIATES. As a result of the offer, we and our affiliates may be in a position to influence the outcome of partnership decisions on which limited partners may vote. This means that (i) non-tendering limited partners could be prevented from taking action they desire but that we and our affiliates oppose and (ii) we and our affiliates may be able to take action desired by us and our affiliates but opposed by non-tendering limited partners. See Section 7 of this Offer to Purchase for additional information.

         Transactions with Affiliates. Your general partners earn an annual asset management fees of $750,000 paid from your partnership's distributive share of cash flow from operations of the Operating Partnership, the Development Partnership and WC Management. In addition, your partnership paid a cash distribution to its general partners of $60,000 in 2001.

         An affiliate of your general partners that acts as the general partner of WC Management received a distribution of $12,000 and $5,000 for 2001 and 2002, respectively, in respect of its 1.0% interest in WC Management.

         CERTAIN RELATIONSHIPS. Your general partners are Three Winthrop Properties, Inc. and WFA. Affiliates of your general partners own 1,048.83 Units representing approximately 29.97% of the outstanding Units, and are allocated or receive approximately 29.97% of profit and loss and distributions allocated or distributed to holders of Units.

         In addition, under the terms of your partnership's Agreement of Limited Partnership, your general partners and their affiliates are entitled to receive certain cash distributions from, and be allocated taxable profits and losses of, your Partnership. In addition, your general partners and their affiliates receive certain fees and compensation for services rendered in connection with the operations of your partnership.

         In this regard, your partnership is required to pay WFA an annual asset management fee of $750,000, which was paid in respect of each of 2002 and 2001.

         SECTION 11. CERTAIN INFORMATION CONCERNING US. We were organized for the purpose of acquiring the units as well as units in other partnerships. Our principal executive office and the principal executive office of our manager, WIN Manager Corp., is at 7 Bulfinch Place, Suite 500, Boston, Massachusetts 02114. We are indirectly 100% owned by the owner's of your general partner.

         For certain information concerning the directors and executive officers of the WIN Manager Corp., see Schedule 1 to this Offer to Purchase.

         Except as otherwise set forth herein, (i) neither we, the manager, to the best of our knowledge, the persons listed on Schedule 1, nor any affiliate of the foregoing beneficially owns or has a right to acquire any units, (ii) neither we, the manager, to the best of our knowledge, the persons listed on
Schedule 1, nor any affiliate thereof or director, executive officer or subsidiary of the manager has effected any transaction in the units within the past 60 days, (iii) neither we, the manager, to the best of our knowledge, any of the persons listed on Schedule 1, nor any director or executive officer of the manager has any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees or loans, guarantees against loss or the giving or withholding of proxies, (iv) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between any of us, the manager, to the best of our knowledge, the persons listed on Schedule 1, on the one hand, and your partnership or its affiliates, on the other hand, and (v) there have been no contracts, negotiations or transactions us, the manager, to the best of our knowledge, the persons listed on Schedule 1, on the one hand, and your partnership or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

         SECTION 12. SOURCE OF FUNDS. We expect that approximately $2,361,800 (exclusive of fees and expenses) will be required to purchase all of the 964 units we are seeking in this offer. We plan to obtain the funds necessary to consummate the offer (including fees and expenses) from capital contributions directly or indirectly from our equity holders, which have a net worth substantially greater than the amount required to purchase the units.

         SECTION 13. BACKGROUND OF THE OFFER.

         ESTABLISHMENT OF PURCHASE PRICE. We are offering to purchase units which are a relatively illiquid investment and which do not presently generate current income. We are not offering to purchase your partnership's underlying assets. Consequently, we do not believe that the underlying asset value of your partnership is determinative in arriving at the purchase price. Nevertheless, as set forth below, we have determined an estimated net asset value for your partnership.

         As described above in Section 9, your partnership's only remaining asset, other than cash, is its interest in the Development Partnership. Pursuant to the Fifth Amendment, your partnership is limited in the distributions it can receive from the Development Partnership to $22,000,000. If such amount is not paid by October 3, 2008, your partnership will have certain controlling rights with respect to the Development Partnership. Accordingly, we have assumed for these purposes that such amount will be paid on October 3, 2003.

         In this regard, to determine the value of your partnership we added to the unrestricted cash of your partnership net of accounts payable at September 30, 2003 ($2,887,000), $22,000,000 plus interest at 6% for two years
($24,640,000) and then discounted this amount at a rate of 15% per annum from October 3, 2008 to February 3, 2004. The resulting amount was $13,559,000. We then deducted from the resulting amount ($13,559,000), the estimated costs that will be incurred by your partnership from February 2, 2004 until October 3, 2008 discounted at 15% per annum ($2,217,000), generating a net value of $11,342,000. Pursuant to the terms of the Partnership's partnership agreement, 100% of this amount is distributable to the limited partners. We then discounted this amount by 25% for the illiquidity associated with holding an interest in your partnership resulting in a net value of $8,506,500 or $2,430 per unit.

         We believe that it is appropriate to provide for this discount because of the your partnership is a limited partner in the development partnership owning a minority position with no significant control rights. We also believe that the above methodology is an appropriate method for determining the net asset value of your partnership's assets. The utilization of different valuation methods, discount rates or assumptions also could be appropriate.

         The purchase price represents the price at which we are willing to purchase the units. No independent person has been retained to evaluate or render any opinion on the fairness of the offer price and no representation is made by us, or the general partner of your partnership as to the fairness of our offer. We did not, nor did the general partners of your partnership, attempt to obtain a current independent valuation or appraisal of your partnership's assets. You are urged to consider carefully all of the information contained herein and consult with your own advisors, tax, financial or otherwise, in evaluating the terms of our offer before deciding whether to tender your units.

         SECONDARY MARKET. According to your partnership's annual report on Form 10-K, there is no established public trading market for units. Trading in units is sporadic and occurs through private transactions. Based on information provided by your general partners, the only transfers of units that have occurred within the last year, other than transfers by operation of law, were the 6.83 units acquired by our affiliates for a purchase price of $500 per unit.

         PARTNERSHIP MAKES NO RECOMMENDATION. Your partnership is making no recommendation as to whether limited partners should tender their units.

         PARTNERSHIP MAKES NO RECOMMENDATION. Your partnership is making no recommendation as to whether limited partners should tender their units.

         SECTION 14. CONDITIONS OF THE OFFER. Notwithstanding any other term of our offer, we shall not be required to accept for payment or to pay for any units tendered if all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, necessary for the consummation of the transactions contemplated by our offer shall not have been filed, occurred or been obtained. Furthermore, notwithstanding any other term of our offer, we shall not be required to accept for payment or pay for any units not theretofore accepted for payment or paid for and may terminate or amend our offer as to such units if, at any time on or after the date of our offer and before the acceptance of such units for payment or the payment therefore, any of the following conditions exists:

                  (a) a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of our offer or the acceptance for payment of or payment for any units by us, (ii) imposes or confirms limitations on our ability to effectively exercise full rights of ownership of any units, including, without limitation, the right to vote any units acquired by us in our offer or otherwise on all matters properly presented to your partnership's limited partners, (iii) requires divestiture by us of any units, (iv) causes any material diminution of the benefits to be derived by us as a result of the transactions contemplated by our offer, or (v) might materially adversely affect our or your partnership's business, properties, assets, liabilities, financial condition, operations, results of operations or prospects;

                  (b) there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to our offer by any federal or state court, government or governmental authority or agency, which might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

                  (c) any change or development shall have occurred or been threatened since the date hereof, in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of your partnership, which, in our reasonable judgment, is or may be materially adverse to your partnership, or we shall have become aware of any fact that, in our reasonable judgment, does or may have a material adverse effect on the value of the units;

                  (d) there shall have been threatened, instituted or pending any action or proceeding before any court or government agency or other regulatory or administrative agency or commission or by any other person challenging the acquisition of any units in our offer, or otherwise directly or indirectly relating to our offer, or otherwise, in our reasonable judgment, adversely affecting us or your partnership;

                  (e) your partnership shall have (i) issued, or authorized or proposed the issuance of, any partnership interests of any class, or any securities convertible into, or rights, warrants or options to acquire, any such interests or other convertible securities, (ii) issued or authorized or proposed the issuance of any other securities, in respect of, in lieu of, or in substitution for, all or any of the presently outstanding units, (iii) refinanced any of your partnership's properties, other than in the ordinary course of your partnership's business and consistent with the past practice,
(iv) declared or paid any distribution, other than in cash and consistent with past practice, on any of its partnership interests, or (v) your partnership or the general partner of your partnership shall have authorized, proposed or announced its intention to propose any merger, consolidation or business combination transaction, acquisition of assets, disposition of assets or material change in its capitalization, or any comparable event not in the ordinary course of business and consistent with past practice; or

                  (f) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (v) a material change in United States or other currency exchange rates or a suspension of a limitation on the markets thereof, or (vi) in the case of any of the foregoing existing at the time of the commencement of our offer, a material acceleration or worsening thereof.

         The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such conditions or may be waived by us in whole or in part at anytime and from time to time in our sole discretion. Any determination by us concerning the events described above will be final and binding upon all parties.

         SECTION 15. CERTAIN LEGAL MATTERS.

         GENERAL. Except as set forth in this Section 15, we are not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of units by us in our offer. Should any such approval or other action be required, it is our present intention that such additional approval or action would be sought. While there is no present intent to delay the purchase of units tendered in our offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership's business, or that certain parts of your partnership's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action, any of which could cause us to elect to terminate our offer without purchasing units hereunder. Our obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this Section 15.

         ANTITRUST. We do not believe that the Hart-Scott-Rodeo Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of units contemplated by our offer.

         MARGIN REQUIREMENTS. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly such regulations are not applicable to our offer.

         STATE TAKEOVER LAWS. A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, security holders, principal executive offices or principal places of business therein. Although we have not attempted to comply with any state anti-takeover statutes in connection with our offer, we reserve the right to challenge the validity or applicability of any state law allegedly applicable to our offer and nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of such right. If any state anti-takeover statute is applicable to our offer, we might be unable to accept for payment or purchase units tendered in our offer or be delayed in continuing or consummating our offer. In such case, we may not be obligated to accept for purchase or pay for any units tendered.

         SECTION 16. FEES AND EXPENSES. Except as set forth in this Section 16, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units in our offer. We will pay all costs and expenses of printing and mailing our offer and its legal fees and expenses. You will be responsible for the payment of any fees charged by your broker for assisting you in tendering your units or any fee charged by a custodian or other trustee of an Individual Retirement Account or profit sharing plan that is the record owner of your units.

         SECTION 17. MISCELLANEOUS. The offer is not being made to, nor will tenders be accepted from or on behalf of, holders of units in any jurisdiction in which the making of the offer or the acceptance thereof would not comply with the laws of that jurisdiction. In any jurisdiction the securities, blue sky or other laws of which require the offer to be made by a licensed broker or dealer, the offer is being made on our behalf by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

         No person has been authorized to give any information or to make any representation on our behalf not contained herein or in the letter of transmittal and, if given or made, that information or representation must not be relied on as having been authorized.

         We have filed with the Securities and Exchange Commission a tender offer statement on Schedule TO, together with exhibits, furnishing additional information with respect to the offer, and may file amendments thereto. That schedule and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the manner described in Section 8 of this Offer to Purchase, except that this material will not be available at the regional offices of the Securities and Exchange Commission.


QUADRANGLE ASSOCIATES III LLC

February 12, 2004

                             OFFICERS AND DIRECTORS
                             ----------------------


         The names and positions of the executive officers of and directors of WIN Manager Corp. (the "Manager"), the manager of Quadrangle Associates III LLC is set forth below. Each of the executive officers is also an executive officer of the general partner of your partnership and Michael L. Ashner is the sole director of the general partner of your partnership. The business address of Michael L. Ashner and Peter Braverman is 100 Jericho Quadrangle, Suite 214, Jericho, New York 11753. The business address of the other executive officers is 7 Bulfinch Place, Suite 500, Boston, Massachusetts 02114. Each executive officer and director is a citizen of the United States of America.

         Michael L. Ashner. Mr. Ashner, age 51, serves as the Chief Executive Officer of Winthrop Financial Associates, A Limited Partnership and its affiliates ("WFA"), a position he has held since January 15, 1996, as well as the Chief Executive Officer of Newkirk MLP Corp., the manager of the general partner of The Newkirk Master Limited Partnership, a real estate company. Mr. Ashner has served as Chief Executive Officer of First Union Real Estate Equity and Mortgage Investments, a publicly traded real estate investment trust (" First Union"), since December 31, 2003. Since August 2002, Mr. Ashner has also served as the Chief Executive Officer and a Director of Shelbourne Properties I, II and III, three separate publicly traded real estate investment trusts. Since 1981, Mr. Ashner has been Chairman of Exeter Capital Corporation, a firm that has organized and administered real estate limited partnerships. Since August 2001, Mr. Ashner has also served as Chief Executive Officer of AP-Fairfield GP, LLC, the general partner of Fairfield Inn By Marriott Limited Partnership, an entity that owns and operates 50 Fairfield Inns. Mr. Ashner also currently serves on the Boards of Directors of the following publicly traded companies:
Greate Bay Hotel and Casino Inc., a hotel and casino operator, and NBTY Inc., a manufacturer, marketer and retailer of nutritional supplements.

         Peter Braverman. Mr. Braverman, age 51, has served as the Executive Vice President of WFA and its affiliates since January 1996. Mr. Braverman also serves as the Executive Vice President of Newkirk MLP Corp. Mr. Braverman has served as the Executive Vice President of First Union since January 2004. He has also been an Executive Vice President of AP-Fairfield GP, LLC since August 2001. Since August 2002, Mr. Braverman has also served as the Executive Vice President and a Director of Shelbourne Properties I, II and III.

         Thomas C. Staples. Mr. Staples, age 47, has been with WFA since 1995. Since January 1999, Mr. Staples has served as the Chief Financial Officer of WFA. Mr. Staples has also served as the Treasurer and Chief Financial Officer of First Union since January 2004. Since August 2002, Mr. Staples has also served as Assistant Treasurer of Shelbourne Properties I, II and III. He also serves as Chief Financial Officer and Treasurer of AP-Fairfield GP, LLC. Mr. Staples is a certified public accountant.

         Carolyn Tiffany. Ms. Tiffany, age 37, has been with WFA since January 1993. Since December 1997, Ms. Tiffany has served as the Chief Operating Officer of WFA. Ms. Tiffany has served as the Chief Operating Officer and Secretary of First Union since January 2004. Ms. Tiffany also serves as Vice President, Treasurer, Secretary and Chief Financial Officer of Shelbourne Properties I, II and III. In addition, Ms. Tiffany is the Chief Operating Officer of Newkirk MLP Corp. She has also been Chief Operating Officer of AP-Fairfield GP, LLC since August 2001.

         The letter of transmittal and any other required documents should be sent or delivered by you or your broker, dealer, commercial bank, trust company or other nominee to us at its address set forth below:

            VIA U.S. MAIL:              Attention:  Special Projects Department
                                        P.O. Box 9507
                                        Boston, Massachusetts  02114

            VIA OVERNIGHT COURIER       Attention:  Special Projects Department
                                        7 Bulfinch Place
                                        Suite 500
                                        Boston, Massachusetts  02114

            VIA FACSIMILE:              (617) 570-4710

            FOR INFORMATION CALL:       (888) 448-5554



         Any questions or requests for assistance or for additional copies of this Offer to Purchase or the letter of transmittal may be directed to us at the telephone number and address listed above. To confirm delivery of your letter of transmittal and related documents, please contact us.